EXHIBIT 7.1

7.1 Explanation of ratio calculations

The information presented in each of the three tables below has been presented based upon IFRS, US GAAP and UK GAAP, respectively, and is therefore not directly comparable.

	2006	2005	2004	2003	2002

Other financial data based upon IFRS:
Earnings per ordinary share – pence	194.7	169.4	157.4
Diluted earnings per ordinary share – pence (1)	193.2	168.3	155.9
Dividends per ordinary share – pence	77.3	60.6	52.5
Dividend payout ratio (2)	46%	43%	38%
Share price per ordinary share at period end – £	19.93	17.55	17.52
Market capitalisation at period end – £bn	62.8	56.1	55.6
Net asset value per ordinary share – £	11.59	10.14	9.26
Return on average total assets (3)	0.74%	0.73%	0.94%
Return on average ordinary shareholders’ equity (4)	18.5%	17.5%	18.3%
Average shareholders’ equity as a percentage of average total assets	4.4%	4.5%	5.9%
Risk asset ratio – Tier 1	7.5%	7.6%	7.0%
Risk asset ratio – Total	11.7%	11.7%	11.7%
Ratio of earnings to combined fixed charges and preference share dividends (5)
– including interest on deposits	1.62	1.67	1.88
– excluding interest on deposits	6.12	6.05	7.43
Ratio of earnings to fixed charges only (5)
– including interest on deposits	1.64	1.69	1.94
– excluding interest on deposits	6.87	6.50	9.70

Other financial data based upon US GAAP:
Basic earnings per ordinary share – pence	170.8	140.6	126.7	87.5	107.9
Diluted earnings per ordinary share – pence (1)	169.7	140.0	125.9	86.8	106.3
Dividends per ordinary share – pence	77.3	60.6	52.5	45.6	39.7
Dividend payout ratio	45.4%	43.1%	40.6%	51.9%	36.7%
Return on average total assets (3)	0.73%	0.64%	0.70%	0.55%	0.75%
Return on average ordinary shareholders’ equity (4)	16.0%	13.4%	13.2%	9.5%	12.1%
Average shareholders’ equity as a percentage
of average total assets	5.3%	5.4%	6.3%	6.5%	7.3%
Ratio of earnings to combined fixed charges and preference
share dividends (5)
– including interest on deposits	1.53	1.57	1.73	1.98	1.97
– excluding interest on deposits	5.39	5.31	6.34	7.24	6.49
Ratio of earnings to combined fixed charges only (5)
– including interest on deposits	1.57	1.58	1.79	2.07	2.07
– excluding interest on deposits	6.55	5.71	8.28	9.96	9.03

Other financial data based upon UK GAAP:
Earnings per ordinary share – pence			138.0	76.9	70.6
Diluted earnings per ordinary share – pence (1)			136.9	76.3	69.6
Dividends per ordinary share – pence			58.0	50.3	43.7
Dividend payout ratio			43.2%	66.1%	62.3%
Share price per ordinary share at period end – £			17.52	16.46	14.88
Market capitalisation at period end – £bn			55.6	48.8	43.2
Net asset value per ordinary share – £			8.62	7.82	7.43
Return on average total assets (3)			0.82%	0.51%	0.52%
Return on average equity shareholders’ funds (4)			16.0%	9.8%	8.8%
Average shareholders’ equity as a percentage
of average total assets			5.7%	5.9%	6.8%
Risk asset ratio – Tier 1			7.0%	7.4%	7.3%
Risk asset ratio – Total			11.7%	11.8%	11.7%
Ratio of earnings to combined fixed charges and preference
share dividends (5)
– including interest on deposits			1.84	1.95	1.74
– excluding interest on deposits			7.09	7.08	5.20
Ratio of earnings to fixed charges only (5)
– including interest on deposits			1.90	2.04	1.83
– excluding interest on deposits			9.26	9.73	7.24

Notes:
(1)	All the convertible preference shares have a dilutive effect in the current year and as such have been included in the computation of diluted earnings per share. In prior years, their effect was anti-dilutive.
(2)	Dividend payout ratio represents the interim dividend paid and final dividend proposed as a percentage of profit attributable to ordinary shareholders.
(3)	Return on average total assets represents profit attributable to ordinary shareholders as a percentage of average total assets.
(4)	Return on average ordinary shareholders’ equity represents profit attributable to ordinary shareholders expressed as a percentage of average ordinary shareholders’ equity. Return on average equity shareholders’ funds represents profit attributable to ordinary shareholders expressed as a percentage of average equity shareholders’ funds.
(5)	For this purpose, earnings consist of income before tax and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).